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                                                                  EXHIBIT 10(a)



INDEPENDENT AUDITORS' CONSENT

Mercury Asset Management Master Trust:

We consent to the incorporation by reference in this Registration Statement of Mercury Asset Management Master Trust of our reports dated October 9, 1998 for Mercury Master International Portfolio and Mercury Master Pan-European Growth Portfolio, and January 21, 1999 for Mercury Master U.S. Large Cap Portfolio and Mercury Master Gold and Mining Portfolio respectively and to our report dated April 21, 1999 for Mercury Master Global Balanced Portfolio, appearing in part B of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Princeton, New Jersey
April 27, 1999